Exhibit 16.1

March 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of the Current Report on Form 8-K dated March 14, 2017 of Avangrid, Inc. and are in agreement with the statements contained in the second sentence of the first paragraph, the second through sixth paragraphs, and the ninth and eleventh paragraphs on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP